Exhibit 99(a)3

             [Letterhead of Clark, Thomas & Winters]




                          March 27, 1995


Gulf States Utilities Company
639 Loyola Avenue
New Orleans, Louisiana 70112
Attn:  Scott Forbes

     Re:  SEC Form 10-K Gulf States Utilities Company (the
          "Company") for the year ending December 31, 1994

Dear Mr. Forbes:

      Our firm has rendered to the Company two opinion letters dated September 30, 1992 and August 8, 1994, concerning certain issues presented in the appeal of PUCT Docket No. 7195 now pending in the Texas Supreme Court. In connection with the above-referenced Form 10-K, we confirm to you as of the date hereof that we continue to hold the opinions set forth in the letter dated August 8, 1994 and in the September 30, 1992 letter which addressed the recovery of $1.45 billion of abeyed construction costs.1

CLARK, THOMAS & WINTERS,
A Professional Corporation



By:   /s/ CLARK, THOMAS & WINTERS,
          A Professional Corporation



________________________
      The opinion letter dated September 30, 1992 indicates that the amount of River Bend plant costs held in abeyance was $1.45 billion. The more correct amount, as indicated by the Company in its securities filings to which those opinions related, is $1.4 billion.